Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS ALL-TIME RECORD REVENUE AND
DEMONSTRATES STRONG THIRD QUARTER 2023 EARNINGS MOMENTUM

MIAMI (September 29, 2023) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reports third quarter 2023 earnings and provides an outlook for the full year and fourth quarter 2023.

•U.S. GAAP net income of $1.07 billion, or $0.79 diluted EPS, and adjusted net income of $1.18 billion, or $0.86 adjusted EPS, exceeded the June guidance range (see “Non-GAAP Financial Measures” below).
•Adjusted EBITDA of $2.22 billion also exceeded the June guidance range (see “Non-GAAP Financial Measures” below).
•Third quarter revenues hit an all-time high of $6.9 billion.
•Continued strength in close-in demand enabled the company to increase its net per diems guidance for full year 2023 by one percentage point to up approximately 7.0 percent compared to 2019 (in constant currency).
•Booking volumes during the third quarter and the month of September continued at significantly elevated levels.
•The company’s cumulative advanced booked position for full year 2024 is well above the high end of the historical range at higher prices (in constant currency) than 2023 levels.
•Total customer deposits reached a third quarter record of $6.3 billion.
•The company now expects fuel consumption per available lower berth day (“ALBD”) for full year 2023 to be nearly 16 percent lower than 2019, better than previously expected.
•The company reduced its debt by nearly $4 billion from its peak in the first quarter of 2023 and ended the third quarter with $5.7 billion of liquidity.

“We delivered over $1 billion to the bottom line with revenue reaching an all-time high” commented Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein. “Both revenue and earnings significantly exceeded expectations this quarter enabling us to take up expectations for the year.”

Weinstein continued, “The outperformance was driven by strength in demand, with both our North America and Australia segment and Europe segment equally outperforming expectations. It is gratifying to see the power of our portfolio deliver, as our continental European brands have stepped up nicely. Our demand generation efforts are working across all regions, as we have consistently been achieving quarterly net per diems well in excess of 2019 levels, while closing the occupancy gap by 11 points over the course of the year.”

Weinstein added, “I continue to be encouraged with our revenue trajectory heading into next year as we see no signs of slowing from our consumers.”

Third Quarter 2023 Results

•For the first time since the resumption of guest cruise operations, U.S. GAAP net income turned positive, generating $1.07 billion, or $0.79 diluted EPS, marking a significant milestone. Adjusted net income of $1.18 billion, or $0.86 adjusted EPS, exceeded the June guidance range of $0.95 billion to $1.05 billion.
•Adjusted EBITDA of $2.22 billion also exceeded the June guidance range of $2.05 billion to $2.15 billion.
•Third quarter revenues hit an all-time high of $6.9 billion.
•While gross margin yields were down compared to 2019, net yields (in constant currency) exceeded strong 2019 levels (see “Non-GAAP Financial Measures” below).
◦Occupancy in the third quarter of 2023 was 109 percent, better than the company’s expectations and a return to historical levels.
◦Gross margin per diems were down compared to 2019. Net per diems (in constant currency) exceeded 2019 levels, overcoming headwinds from the removal of St. Petersburg, Russia as a marquee destination and were approximately one percentage point above the midpoint of the June guidance range (see “Non-GAAP Financial Measures” below).
•Cruise costs per ALBD increased 8.9 percent as compared to the third quarter of 2019. Adjusted cruise costs excluding fuel per ALBD (in constant currency) increased 15 percent compared to the third quarter of 2019, in line with June guidance (see “Non-GAAP Financial Measures” below).
•Total customer deposits reached a third quarter record of $6.3 billion, surpassing the previous third quarter record of $4.9 billion (as of August 31, 2019), by 28 percent.

Bookings

Booking volumes during the third quarter continued at significantly elevated levels, setting a new third quarter record for total bookings during the quarter. Weinstein noted, “We are maintaining strong momentum and continuing to build demand through our improved commercial execution. Booking volumes during the quarter were running nearly 20 percent above 2019 levels and multiples of our capacity growth, which has continued into September. This has helped us extend the booking curve even further, with our North American brands exceeding historical highs and our European brands essentially achieving pre-pause levels.”

The cumulative advanced booked position for full year 2024 is well above the high end of the historical range at higher prices (in constant currency) than 2023 levels. This aligns with the company’s yield management strategy to base load bookings, lengthen the booking curve and optimize net yields. Weinstein added, “Our booked position for 2024 is further out than we have ever seen and at strong prices. With less remaining inventory to sell, despite a five percent increase in capacity, we are well positioned to drive pricing higher and deliver strong yield improvement in 2024.”

2023 Outlook

For the full year 2023, the company expects:

•Adjusted EBITDA of $4.1 billion to $4.2 billion, within the June guidance range, despite the $125 million net unfavorable impact from fuel price and currency from June guidance
•Occupancy of 100 percent or higher
•Net per diems (in constant currency) up approximately 7.0 percent compared to 2019, one percentage point higher than the midpoint of June guidance, based on the continued strength in close-in demand
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) at the high end of June guidance range
•Fuel consumption per ALBD to be nearly 16 percent lower than 2019, better than previously expected

For the fourth quarter of 2023, the company expects:

•Adjusted EBITDA of $800 million to $900 million
•Net yields (in constant currency) up mid-single digits compared to 2019 with occupancy in line with historical levels and net per diems (in constant currency) up 7.0% to 8.0% compared to 2019

See “Guidance” and “Reconciliation of Forecasted Data” for additional information on the company’s 2023 outlook.

Financing and Capital Activity

Carnival Corporation & plc Chief Financial Officer David Bernstein noted, “We are accelerating our debt repayment efforts and aggressively managing down our interest expense. In just the last six months, we have reduced our debt balance by over 10 percent or nearly $4 billion. With improving performance, growing operating cash flows and $5.7 billion of liquidity, we are on a path to end the year with less than $31 billion of debt.”

The third quarter generated cash from operations of $1.8 billion and adjusted free cash flow of $1.1 billion. The company expects continued growth in adjusted free cash flow to be the driver for paying down debt over time.

The company took the following actions to proactively manage its debt portfolio since May 31, 2023:

•Completed a $1.3 billion senior secured first lien term loan B facility due 2027 and completed a $500 million private offering of first-priority Senior Secured Notes due 2029 to repay its existing U.S. dollar first-priority secured term loan facility maturing in 2025
•Called $1.2 billion of its highest cost debt
•Prepaid an additional $1.1 billion of debt with maturities from 2024 through 2027
•On an annualized basis, saved $200 million in gross interest expense and approximately $100 million in net interest expense as a result of lower interest income following these debt prepayments

During the third quarter of 2023, the company reduced its debt by $2.4 billion and ended the third quarter with $5.7 billion of liquidity, including cash and borrowings available under the revolving credit facility. In addition, $0.9 billion of customer deposit reserves were returned to the company, leaving a balance of $1.3 billion held in reserve by the credit card providers as of August 31, 2023. Substantially all of the credit card reserves are expected to be returned by the end of 2024.

Other Recent Highlights

•Carnival Corporation was named one of America’s Best Employers for Women by Forbes for the second year.
•Seabourn took delivery of Seabourn Pursuit, sister to Seabourn Venture, the line’s second purpose-built ultra-luxury expedition ship.
•Carnival Cruise Line named its new destination in Grand Bahama Island “Celebration Key”, which is expected to open in the second half of 2025.
•Holland America Line had its highest booking day in the brand’s 150-year history on July 11.
•Cunard became the company’s fourth brand to enable shore power connection capability across its entire fleet.
•Cunard announced a three-year partnership with the UK’s leading film organization, British Film Institute, which will feature short films and beloved blockbusters shown exclusively on the outdoor screen onboard Queen Anne, the lines newest ship expected April 2024.
•Carnival Corporation continues to expand next generation internet across its fleet with the installation of SpaceX’s Starlink on Costa Cruises, Cunard and P&O Cruises (UK) ships, with plans for all of the company’s capacity to have Starlink capability by the end of the first quarter of 2024.
•P&O Cruises (UK) is delighted to have been chosen by publisher St James’s House as the only cruise brand to be featured in King Charles III The Leadership and Vision of a Modern Monarch album.

Guidance

(See “Reconciliation of Forecasted Data”)

	4Q 2023		Full Year 2023
Change compared to 2019	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net per diems	5.5% to 6.5%	7.0% to 8.0%	Approx. 5.5%	Approx. 7.0%
Adjusted cruise costs excluding fuel per ALBD	8.5% to 9.5%	10.0% to 11.0%	Approx. 9.5%	Approx. 11.0%

	4Q 2023	Full Year 2023
ALBDs (in millions) (a)	23.3	91.3
Capacity growth compared to 2019	7.1%	4.5%
Occupancy percentage (a)	101% or higher	100% or higher

Fuel consumption in metric tons (in millions)	0.7	2.9
Fuel cost per metric ton consumed	$765	$700
Fuel expense (in billions)	$0.6	$2.0

Depreciation and amortization (in billions)	$0.6	$2.4
Interest expense, net of capitalized interest and interest income (in billions)	$0.4	$1.9

Adjusted EBITDA (in millions)	$800 to $900	$4,100 to $4,200
Adjusted net income (loss) (in millions)	$(225) to $(125)	$(150) to $(50)
Adjusted earnings per share	$(0.18) to $(0.10)	$(0.12) to $(0.04)
Weighted-average shares outstanding - diluted	1,263	1,262

Currencies (USD to 1)
AUD	$0.64	$0.67
CAD	$0.74	$0.74
EUR	$1.06	$1.08
GBP	$1.22	$1.24

(a)    See “Notes to Statistical Information”

Sensitivities (impact to adjusted net income (loss) in millions)	4Q 2023
1% change in net per diems	$39
1% change in adjusted cruise costs excluding fuel per ALBD	$24
1% change in currency exchange rates	$4
10% change in fuel price	$55
100 basis point change in variable rate debt (including derivatives)	$16

Capital Expenditures

The company’s annual capital expenditures, which include year-to-date actuals for 2023, are as follows:

(in billions)	2023	2024	2025	2026
Contracted newbuild	$1.9	$2.4	$1.0	$—
Non-newbuild	1.5	1.7	1.7	1.7
Total (a)	$3.4	$4.1	$2.7	$1.7

(a)Future capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar. These figures do not include potential ship additions that the company may elect in the future.

Committed Ship Financings

(in billions)	2023	2024	2025
Future export credit facilities at August 31, 2023	$—	$2.2	$0.7

Outstanding Debt Maturities

As of August 31, 2023, the company’s outstanding debt maturities are as follows:

(in billions)	2023	2024	2025	2026
First Lien	$0.0	$0.0	$0.9	$0.0
Second Lien	—	—	—	—
Export Credits	0.3	1.2	1.2	1.2
All other	0.2	0.8	0.2	2.0
Total Principal payments on outstanding debt	$0.5	$2.0	$2.2	$3.2

Refer to Financial Information within the Investor Relations section of the corporate website for further details on the company’s Debt Maturities: https://www.carnivalcorp.com/financial-information/supplemental-schedules

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its earnings release. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the largest global cruise company, and among the largest leisure travel companies, with a portfolio of world-class cruise lines – AIDA Cruises, Carnival Cruise Line, Costa Cruises, Cunard, Holland America Line, P&O Cruises (Australia), P&O Cruises (UK), Princess Cruises, and Seabourn.
Additional information can be found on www.carnivalcorp.com, www.aida.de, www.carnival.com, www.costacruise.com, www.cunard.com, www.hollandamerica.com, www.pocruises.com.au, www.pocruises.com, www.princess.com and www.seabourn.com. For more information on Carnival Corporation’s industry-leading sustainability initiatives, visit www.carnivalsustainability.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Adjusted net income (loss)
•Booking levels	•Adjusted EBITDA
•Occupancy	•Adjusted earnings per share
•Interest, tax and fuel expenses	•Adjusted free cash flow
•Currency exchange rates	•Net per diems
•Goodwill, ship and trademark fair values	•Net yields
•Liquidity and credit ratings	•Adjusted cruise costs per ALBD
•Investment grade leverage metrics	•Adjusted cruise costs excluding fuel per ALBD
•Estimates of ship depreciable lives and residual values	•Adjusted return on invested capital
Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. Additionally, many of these risks and uncertainties are currently, and in the future may continue to be, amplified by our substantial debt balance as a result of the pause of our guest cruise operations. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:
•Events and conditions around the world, including war and other military actions, such as the war in Ukraine, inflation, higher fuel prices, higher taxes, higher interest rates and other general concerns impacting the ability or desire of people to travel have led, and may in the future lead, to a decline in demand for cruises as well as negative impacts to our operating costs and profitability.
•Pandemics have in the past and may in the future have a significant negative impact on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry have in the past and may, in the future, negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection, labor and employment, and tax have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing global concern about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could adversely affect our business.
•Inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them, may expose us to risks that may adversely impact our business.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.
•The loss of key team members, our inability to recruit or retain qualified shoreside and shipboard team members and increased labor costs could have an adverse effect on our business and results of operations.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.

•We rely on supply chain vendors who are integral to the operations of our businesses. These vendors and service providers may be unable to deliver on their commitments, which could negatively impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•Failure to successfully implement our business strategy following our resumption of guest cruise operations would negatively impact the occupancy levels and pricing of our cruises and could have a material adverse effect on our business. We require a significant amount of cash to service our debt and sustain our operations. Our ability to generate cash depends on many factors, including those beyond our control, and we may not be able to generate cash required to service our debt and sustain our operations.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans and goals (including climate change and environmental-related matters). In addition, historical, current and forward-looking sustainability- and climate-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2023	2022	2023	2022
Revenues
Passenger ticket	$4,546	$2,595	$10,557	$4,753
Onboard and other	2,308	1,711	5,640	3,577
	6,854	4,305	16,197	8,329
Operating Expenses
Commissions, transportation and other	823	565	2,097	1,141
Onboard and other	752	537	1,785	1,060
Payroll and related	585	563	1,768	1,601
Fuel	468	668	1,492	1,577
Food	364	259	1,000	586
Ship and other impairments	—	—	—	8
Other operating	928	787	2,546	2,118
Cruise and tour operating expenses	3,921	3,379	10,688	8,092
Selling and administrative	713	625	2,162	1,774
Depreciation and amortization	596	581	1,774	1,707
	5,230	4,585	14,624	11,573
Operating Income (Loss)	1,624	(279)	1,572	(3,244)
Nonoperating Income (Expense)
Interest income	59	24	183	34
Interest expense, net of capitalized interest	(518)	(422)	(1,600)	(1,161)
Debt extinguishment and modification costs	(81)	—	(112)	—
Other income (expense), net	(19)	(81)	(67)	(108)
	(559)	(479)	(1,595)	(1,235)
Income (Loss) Before Income Taxes	1,065	(759)	(23)	(4,478)
Income Tax Benefit (Expense), Net	9	(11)	(3)	(17)
Net Income (Loss)	$1,074	$(770)	$(26)	$(4,495)

Earnings Per Share
Basic	$0.85	$(0.65)	$(0.02)	$(3.89)
Diluted	$0.79	$(0.65)	$(0.02)	$(3.89)
Weighted-Average Shares Outstanding - Basic	1,263	1,185	1,262	1,154
Weighted-Average Shares Outstanding - Diluted	1,396	1,185	1,262	1,154

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	August 31, 2023	November 30, 2022
ASSETS
Current Assets
Cash and cash equivalents	$2,842	$4,029
Restricted cash	18	1,988
Trade and other receivables, net	485	395
Inventories	483	428
Prepaid expenses and other	855	652
Total current assets	4,683	7,492
Property and Equipment, Net	39,952	38,687
Operating Lease Right-of-Use Assets, Net	1,277	1,274
Goodwill	579	579
Other Intangibles	1,168	1,156
Other Assets	2,098	2,515
	$49,756	$51,703
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$—	$200
Current portion of long-term debt	1,780	2,393
Current portion of operating lease liabilities	153	146
Accounts payable	1,103	1,050
Accrued liabilities and other	2,017	1,942
Customer deposits	5,955	4,874
Total current liabilities	11,008	10,605
Long-Term Debt	29,516	31,953
Long-Term Operating Lease Liabilities	1,180	1,189
Other Long-Term Liabilities	1,091	891

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 1,250 shares at 2023 and 1,244 shares at 2022 issued	12	12
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2023 and 2022 issued	361	361
Additional paid-in capital	16,699	16,872
Retained earnings	233	269
Accumulated other comprehensive income (loss)	(1,896)	(1,982)
Treasury stock, 130 shares at 2023 and 2022 of Carnival Corporation and 73 shares at 2023 and 72 shares at 2022 of Carnival plc, at cost	(8,449)	(8,468)
Total shareholders’ equity	6,960	7,065
	$49,756	$51,703

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

OTHER BALANCE SHEET INFORMATION (in millions)	August 31, 2023	November 30, 2022
Liquidity (a)	$5,730	$8,635
Debt (current and long-term)	$31,296	$34,546
Customer deposits (current and long-term)	$6,261	$5,089

(a)     November 30, 2022 liquidity includes restricted cash from the 2028 Senior Priority Notes which became unrestricted in December.

	Three Months Ended August 31,		Nine Months Ended August 31,
STATISTICAL INFORMATION	2023	2022	2023	2022
Passenger cruise days (“PCDs”) (in millions) (a)	25.8	17.7	67.8	36.4
ALBDs (in millions) (b)	23.7	21.0	68.1	51.0
Occupancy percentage (c)	109%	84%	100%	71%
Passengers carried (in millions)	3.6	2.6	9.3	5.2

Fuel consumption in metric tons (in millions)	0.7	0.7	2.2	1.9
Fuel consumption in metric tons per thousand ALBDs	31.1	33.4	32.3	37.2
Fuel cost per metric ton consumed	$636	$958	$681	$836

Currencies (USD to 1)
AUD	$0.66	$0.70	$0.67	$0.71
CAD	$0.75	$0.78	$0.74	$0.78
EUR	$1.09	$1.03	$1.08	$1.08
GBP	$1.27	$1.21	$1.24	$1.28

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended August 31,		Nine Months Ended August 31,
(in millions)	2023	2022	2023	2022
Net income (loss)	$1,074	$(770)	$(26)	$(4,495)
(Gains) losses on ship sales and impairments	—	—	(54)	1
Debt extinguishment and modification costs	81	—	112	—
Restructuring expenses	1	—	16	2
Other	20	82	43	53
Adjusted net income (loss)	$1,176	$(688)	$90	$(4,439)
Interest expense, net of capitalized interest	518	422	1,600	1,161
Interest income	(59)	(24)	(183)	(34)
Income tax (expense), benefit	(9)	11	3	17
Depreciation and amortization	596	581	1,774	1,707
Adjusted EBITDA	$2,221	$303	$3,285	$(1,588)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2023	2022	2023	2022
Earnings per share (a)	$0.79	$(0.65)	$(0.02)	$(3.89)
(Gains) losses on ship sales and impairments	—	—	(0.04)	—
Debt extinguishment and modification costs	0.06	—	0.09	—
Restructuring expenses	—	—	0.01	—
Other	0.01	0.07	0.03	0.05
Adjusted earnings per share (a)	$0.86	$(0.58)	$0.07	$(3.85)

Weighted-average shares outstanding - diluted (in millions)	1,396	1,185	1,262	1,154

(a) Earnings per share and adjusted earnings per share for the three months ended August 31, 2023 includes the add-back of dilutive interest expense related to the company’s convertible notes of $24 million. The add-back expense is anti-dilutive to the nine months ended August 31, 2023 calculation and accordingly has been excluded.

	Three Months Ended August 31,		Nine Months Ended August 31,
(in millions)	2023	2022	2023	2022
Cash from (used in) operations	$1,834	$(344)	$3,359	$(1,553)
Capital expenditures (Purchases of Property and Equipment)	(837)	(538)	(2,609)	(3,759)
Proceeds from export credits	140	—	1,157	2,343
Adjusted free cash flow	$1,137	$(883)	$1,906	$(2,969)
(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Data in the below table is compared against 2019 as it is the most recent year of full operations due to the pause and resumption of guest cruise operations.

Gross margin per diems and net per diems were computed by dividing the gross margin and adjusted gross margin by PCDs. Gross margin yields and net yields were computed by dividing the gross margin and adjusted gross margin by ALBDs as follows:

	Three Months Ended August 31,			Nine Months Ended August 31,
(in millions, except per diems and yields data)	2023	2023 Constant Currency	2019	2023	2023 Constant Currency	2019
Total revenues	$6,854		$6,533	$16,197		$16,043
Less: Cruise and tour operating expenses	(3,921)		(3,532)	(10,688)		(9,833)
Depreciation and amortization	(596)		(548)	(1,774)		(1,607)
Gross margin	2,337		2,453	3,734		4,604
Less: Tour and other revenues	(172)		(200)	(216)		(299)
Add: Payroll and related	585		548	1,768		1,671
Fuel	468		401	1,492		1,204
Food	364		284	1,000		821
Ship and other impairments	—		—	—		—
Other operating	928		828	2,546		2,390
Depreciation and amortization	596		548	1,774		1,607
Adjusted gross margin	$5,107	$5,133	$4,862	$12,099	$12,281	$11,999

PCDs	25.8	25.8	25.7	67.8	67.8	70.8

Gross margin per diems (per PCD)	$90.45		$95.54	$55.04		$65.05
Net per diems (per PCD)	$197.64	$198.66	$189.37	$178.36	$181.05	$169.53

ALBDs	23.7	23.7	22.7	68.1	68.1	65.7

Gross margin yields (per ALBD)	$98.50		$107.92	$54.85		$70.11
Net yields (per ALBD)	$215.22	$216.33	$213.91	$177.73	$180.40	$182.71

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Data in the below table is compared against 2019 as it is the most recent year of full operations due to the pause and resumption of guest cruise operations.

Cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended August 31,			Nine Months Ended August 31,
(in millions, except costs per ALBD data)	2023	2023 Constant Currency	2019	2023	2023 Constant Currency	2019
Cruise and tour operating expenses	$3,921		$3,532	$10,688		$9,833
Selling and administrative expenses	713		563	2,162		1,813
Less: Tour and other expenses	(112)		(117)	(190)		(220)
Cruise costs	4,522		3,978	12,660		11,426
Less: Commissions, transportation and other	(823)		(803)	(2,097)		(2,125)
Onboard and other costs	(752)		(668)	(1,785)		(1,620)
Gains (losses) on ship sales and impairments	—		(3)	54		11
Restructuring expenses	(1)		—	(16)		—
Other	—		(23)	—		(43)
Adjusted cruise costs	2,946	2,965	2,480	8,817	8,933	7,648
Less: Fuel	(468)	(468)	(401)	(1,492)	(1,492)	(1,204)
Adjusted cruise costs excluding fuel	$2,478	$2,497	$2,079	$7,325	$7,441	$6,444

ALBDs	23.7	23.7	22.7	68.1	68.1	65.7

Cruise costs per ALBD	$190.58		$175.01	$185.97		$173.98
% increase (decrease) vs 2019	8.9%			6.9%
Adjusted cruise costs per ALBD	$124.16	$124.98	$109.12	$129.51	$131.22	$116.46
% increase (decrease) vs 2019	14%	15%		11%	13%
Adjusted cruise costs excluding fuel per ALBD	$104.42	$105.25	$91.49	$107.59	$109.31	$98.12
% increase (decrease) vs 2019	14%	15%		9.7%	11%

(See Non-GAAP Financial Measures)

Non-GAAP Financial Measures

We use non-GAAP financial measures and they are provided along with their most comparative U.S. GAAP financial measure:

Non-GAAP Measure	U.S. GAAP Measure	Use Non-GAAP Measure to Assess
•Adjusted net income (loss) and adjusted EBITDA	•Net income (loss)	•Company Performance
•Adjusted earnings per share	•Earnings per share	•Company Performance
•Adjusted free cash flow	•Cash from (used in) operations	•Impact on Liquidity Level
•Net per diems	•Gross margin per diems	•Cruise Segments Performance
•Net yields	•Gross margin yields	•Cruise Segments Performance
•Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD	•Gross cruise costs per ALBD	•Cruise Segments Performance
•Adjusted return on invested capital (“ROIC”)	—	•Company Performance

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Adjusted net income (loss) and adjusted earnings per share provide additional information to us and investors about our future earnings performance by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. We believe that gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other gains and losses are not part of our core operating business and are not an indication of our future earnings performance.

Adjusted EBITDA provides additional information to us and investors about our core operating profitability by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to us and investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP.

Adjusted free cash flow provides additional information to us and investors to assess our ability to repay our debt after making the capital investments required to support ongoing business operations and value creation as well as the impact on the company’s liquidity level. Adjusted free cash flow represents net cash provided by operating activities adjusted for capital expenditures (purchases of property and equipment) and proceeds from export credits that are provided for related capital expenditures. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Net per diems and net yields enable us and investors to measure the performance of our cruise segments on a per PCD and per ALBD basis. We use adjusted gross margin rather than gross margin to calculate net per diems and net yields. We believe that adjusted gross margin is a more meaningful measure in determining net per diems and net yields than gross margin because it reflects the cruise revenues earned net of only our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us and investors to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to us and investors and expanded insight to measure our cost performance. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude gains and losses on ship sales, impairment charges, restructuring costs and certain other gains and losses that we believe are not part of our core operating business as well as excluding our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. We exclude fuel expense to calculate adjusted cruise costs excluding fuel. The price of fuel, over which we have no control, impacts the comparability of period-to-period cost performance. The adjustment to exclude fuel provides us and investors with supplemental information to understand and assess the company’s non-fuel adjusted cruise cost performance. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Adjusted ROIC provides additional information to us and investors about our operating performance relative to the capital we have invested in the company. We define adjusted ROIC as the twelve-month adjusted net income (loss) before interest expense and interest income divided by the monthly average of debt plus equity minus construction-in-progress, excess cash, goodwill and intangibles.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted non-GAAP financial measures to the most comparable U.S. GAAP financial measures because preparation of meaningful U.S. GAAP forecasts would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other non-core gains and losses.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

We report adjusted gross margin, net per diems, adjusted cruise costs excluding fuel and adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the 2023 periods’ currency exchange rates have remained constant with the 2019 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.